ABWICKLUNGSVEREINBARUNG	TERMINATION AGREEMENT
(„Vereinbarung")	("Agreement")
zwischen	between
Diebold Nixdorf Holding Germany GmbH Heinz-Nixdorf-Ring 1 33106 Paderborn Deutschland / Germany
(„Gesellschaft")	("Company")
und	and
Herrn Dr. Ulrich Näher Brunhildenstraße 8, 80639 München Deutschland / Germany
(„Herr Dr. Näher")	("Dr. Näher")
(gemeinsam auch als die „Parteien" bezeichnet)	(jointly also referred to as the "Parties")
Vorbemerkung	Preamble
Die Gesellschaft hat den Geschäftsführeranstellungsvertrag vom 25. Februar 2021 („Anstellungsvertrag“) unter Einhaltung der vertraglichen Kündigungsfrist von sechs Monaten durch ordentliche Kündigung vom 30. Juni zum 31. Dezember 2022 gekündigt. Im Rahmen einer Neuorganisation des Konzerns ist die Kündigung aus betrieblichen Gründen ausgesprochen worden. Herr Dr. Näher soll über den 30. September 2022 hinaus nicht mehr als Geschäftsführer tätig sein.
Zur Abwicklung des Anstellungsverhältnisses zwischen den Parteien vereinbaren die Parteien was folgt:

The Company terminated the Service Agreement between the Parties dated 25 February 2021 (“Service Agreement”) observing the applicable notice period of six months by termination notice dated 30 June 2022 and having effect as of the expiration of 31 December 2022. The notice of termination was issued for operational reasons in the context of a reorganization of the group. Dr. Näher is not to continue as managing director beyond 30 September 2022.
For the purpose of settling the employment between the Parties, the Parties agree as follows:

1.Beendigung des Anstellungsvertrags	▪.Termination of Service Agreement
1.aDie Parteien sind sich darüber einig, dass der Anstellungsvertrag am 30. September 2022 („Beendigungsdatum“) enden wird. Jedes etwaige sonstige Arbeits- oder Dienstverhältnis mit der Gesellschaft oder mit einem im Sinne von § 15 Aktiengesetz (AktG) mit der Gesellschaft verbundenen Unternehmen („Verbundenes Unternehmen“) endet ebenfalls zum Beendigungszeitpunkt. Die Unterzeichner der Gesellschaft handeln insoweit als Vertreter der Verbundenen Unternehmen.

1.•The Parties agree that the Service Agreement shall end on 30 September 2022 (“Termination Date”). Any other employment or service relationship with the Company or an affiliated company in the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz – AktG) ("Affiliates") shall also end at the Termination Date. To this extent, the undersigned of the Company act as representatives of the Affiliates.

BLN 674228849v3

1.aBis zum Beendigungsdatum wird das Anstellungsverhältnis zwischen Herrn Dr. Näher und der Gesellschaft gemäß dem Anstellungsvertrag nach Maßgabe der folgenden Bestimmungen durchgeführt und abgewickelt.
1.•Until the Termination Date, Dr. Näher’s employment with the Company shall be executed and processed on the basis of the Service Agreement and the provisions agreed herein.
2.Amtsniederlegung; Entlastung	i.Resignation from office; Approval of Actions
2.aHerr Dr. Näher wird sein Amt als Geschäftsführer der Gesellschaft mit Wirkung zum Ablauf des 30. September 2022 einvernehmlich niederlegen. Die Gesellschaft wird nach Amtsniederlegung eine unverzügliche Löschung der Eintragung des Geschäftsführers als Geschäftsführer aus dem Handelsregister der Gesellschaft veranlassen.

2.1Dr. Näher shall resign from his office as managing director of the Company by mutual agreement with effect as of the expiration of 30 September 2022. Upon resignation, the Company shall cause the immediate deletion of the entry of Dr. Näher as managing director from the commercial register of the Company.

2.aFerner wird Herr Dr. Näher seine Ämter bei der Gesellschaft und bei Verbundenen Unternehmen sowie Positionen, die er im Interesse der Gesellschaft oder Verbundenen Unternehmen wahrnimmt, mit Wirkung zum Ablauf des 30. September 2022 bzw. zum nächstmöglichen Zeitpunkt einvernehmlich niederlegen bzw. abberufen werden. Dies betrifft insbesondere Ämter in den folgenden Gesellschaften:
•Aisino-Wincor Retail & Banking Systems (Shanghai) Co., Ltd.
•Diebold Nixdorf Information Systems (Shanghai) Co. Ltd.
•Diebold Nixdorf Manufacturing Pte. Ltd.
•Diebold Nixdorf Holding Germany GmbH
•WINCOR NIXDORF International GmbH
•Diebold Nixdorf Systems GmbH
•IP Management GmbH
•CI Tech Sensors AG

2.1Furthermore, Dr. Näher will resign or be dismissed from his offices at the Company and at Affiliates as well as from positions he holds in the interest of the Company or any Affiliate by mutual agreement with effect as of the expiration of 30 September 2022 or the next possible date. This applies in particular to offices held in the following companies:
•Aisino-Wincor Retail & Banking Systems (Shanghai) Co., Ltd.
•Diebold Nixdorf Information Systems (Shanghai) Co. Ltd.
•Diebold Nixdorf Manufacturing Pte. Ltd.
•Diebold Nixdorf Holding Germany GmbH
•WINCOR NIXDORF International GmbH
•Diebold Nixdorf Systems GmbH
•IP Management GmbH
•CI Tech Sensors AG

BLN 674228849v3

2.aDie Gesellschafterin der Gesellschaft wird über eine Entlastung von Herrn Dr. Näher im regulären Geschäftsgang entscheiden. Derzeit sind keine Umstände bekannt, die einer Entlastung entgegenstehen könnten. Deshalb geht die Gesellschaft derzeit von einer vollständigen Entlastung aus. Entsprechendes gilt auch für seine Tätigkeiten in Verbundenen Unternehmen.

2.1The Company’s shareholder shall decide on the approval of actions of Dr. Näher in the regular course of business. At present, there are no known circumstances that could prevent an approval. Therefore, the Company currently assumes that a complete approval will be decided on. The same shall also apply to his activities for Affiliates.

3.Festvergütung und variable Vergütung; Mobility Allowance	▪.Remuneration and Variable Remuneration; Mobility Allowance
3.aDie Gesellschaft wird die zeitanteiligen, monatlichen Raten der jährlichen Festvergütung in Höhe von brutto EUR 496.203,00 bis zum Beendigungsdatum ordnungsgemäß abrechnen und an Herrn Dr. Näher auszahlen.
3.1The Company shall duly calculate and pay out to Dr. Näher the pro-rated monthly instalments of the annual fixed salary in the gross amount of EUR 496,203.00 until the Termination Date.
3.aFerner wird die Gesellschaft an Herrn Dr. Näher die monatliche Mobility Allowance in Höhe von EUR 1.835,00 brutto entsprechend Ziffer 10 des Anstellungsvertrags bis zum Beendigungsdatum fortzahlen.
3.1Further, the Company shall continue to to pay Dr. Näher the monthly Mobility Allowance in the gross amount of EUR 1,835.00 in accordance with Section 10 of the Service Agreement until the Termination Date.

3.aHerr Dr. Näher erhält für das Kalenderjahr 2022 eine kurzfristige variable Vergütung gemäß des Annual Incentive Plan (AIP) der Diebold Nixdorf Gruppe. Eine etwaige Auszahlung erfolgt spätestens im April 2023.

3.1For the calendar year 2022, Dr. Näher shall receive a short-term variable remuneration pursuant to the Annual Incentive Plan (AIP) of the Diebold Nixdorf Group. The payment, if any, shall be made latest in April 2023.

BLN 674228849v3

3.aDie Ansprüche von Herrn Dr. Näher auf langfristige variable Vergütung aus dem Long-Term Incentive Plan richten sich nach dem anwendbaren Equity und Performance Incentive Plan der Diebold Nixdorf Incorporated mit Ausnahme der Regelung in Ziffer 3.5.
3.bBezogen auf die Ansprüche nach Ziffer 3.3 (AIP) und 3.4. (LTI) wird Herr Dr. Näher so behandelt, als hätte er das gesamte Kalenderjahr 2022 für die Gesellschaft gearbeitet. Das Beendigungsdatum bleibt also insoweit unberücksichtigt.

3.1Dr. Näher’s entitlements to long-term variable remuneration under the Long-Term Incentive Plan shall be determined by the applicable Equity and Performance Incentive Plan of Diebold Nixdorf Incorporated except as set forth in Section 3.5.
3.2Regarding his claims set out in Sec 3.3 (AIP) and Section 3.4 (LTI), Dr. Naeher will be treated as if he has completed his duties for the full calendar year 2022. The Termination Date shall insofar not be taken into account.

BLN 674228849v3

3.aHerr Dr. Näher hat im März 2022 von der Diebold Nixdorf Incorporated eine Aktienzusage (Restricted Stock Unit Agreement) erhalten, die 119.332 Aktien umfasst und in drei jährlichen Tranchen ausgezahlt werden sollte. Mit der Beendigung seines Dienstverhältnisses am 30. September 2022 werden gemäß den Bedingungen der Zuteilungs-vereinbarungen alle RSUs unter der Restricted Stock Unit-Vereinbarung vom März 2022 verfallen und nicht unverfallbar werden. Als Teil der Einigung und als zusätzliche Zahlung anlässlich der Beendigung des Dienstverhältnisses erhält Dr. Näher stattdessen eine Zahlung, die dem Barwert von 59.666 Aktien bei Zugrundelegung des Aktienkurses der Diebold Nixdorf Inc. am 30. September 2022 (NYSE, bei Börsenschluss) entspricht. Die Zahlung erfolgt zum gleichen Zeitpunkt wie die Abfindung (Ziffer 4.1) am 1. Oktober 2022. Es gelten die gleichen Zahlungsbedingungen, einschließlich der Fälligkeit. Die Zahlung wird die Abfindung nach Abschnitt 4.1 nicht reduzieren.

3.1Dr. Näher received a stock award (Restricted Stock Unit Agreement) in March 2022 from Diebold Nixdorf Incorporated comprising 119,332 shares, which was to be paid out in 3 annual tranches. With the termination of his employment on 30 September 2022, pursuant to the terms of the award agreements, all RSUs under the March 2022 Restricted Stock Unit Agreement will expire and not vest. As a negotiated settlement and as an additional separation payment, Dr. Näher will instead receive the cash value of 59,666 shares corresponding to the share price of Diebold Nixdorf Inc. on 30 September 2022 (NYSE, at closing). The payment will be made at the same time as the severance payment (Section 4.1) on 1 October 2022. The same payment terms will apply, including the due date. The payment will not lower the severance payment of Section 4.1.

3.a Die Parteien sind sich einig, dass darüber hinaus keine weiteren Ansprüche auf eine variable Vergütung bestehen.	3.1The Parties agree that there shall be no further claims to any variable remuneration.
4.Abfindung	▪.Severance

BLN 674228849v3

4.aDie Gesellschaft zahlt Herrn Dr. Näher als Entschädigung für die Beendigung des Anstellungsvertrags eine Abfindung in Höhe von EUR 1.488.609,00 brutto gemäß Ziffer 11.6 des Dienstvertrags und den Vorgaben des Senior Leadership Severance Plan (SLSP) der Diebold Nixdorf Inc. Die Abfindung wird am 1. Oktober 2022 gezahlt. Nach Ablauf des vereinbarten Fälligkeitsdatums befindet sich die Gesellschaft in Verzug, ohne dass es einer weiteren Mahnung bedarf. Sie schuldet ab diesem Zeitpunkt Zinsen in Höhe von einem Prozent pro Monat. Das Rücktrittsrecht nach § 323 ff. BGB bleibt hiervon unberührt. Diese Regelung gilt entsprechend für alle finanziellen Leistungen an Herrn Dr. Näher nach diesem Vertrag.

4.1The Company shall pay to Dr. Naeher a severance in the gross amount of EUR 1,488,608.50 as compensation for the termination of the employment pursuant to Section 11.6 of the Service Agreement and the regulations of the Senior Leadership severance Plan. The severance payment shall be made on 1 October 2022. After the agreed due date, the Company is considered in default without and further notice / warning being necessary. It shall owe interest in the amount of 1% per month as of that time. The Right to revoke this Agreement according to Sections 323 et seq. of the German Civil Code shall remain unaffected. This regulation shall apply to all financial obligations owed to Dr. Naeher under this Agreement.

4.aDie Zahlung der Abfindung steht unter dem Vorbehalt, dass Herr Dr. Näher mit der vollständigen Freistellung der Unternehmen der Diebold Nixdorf Gruppe, deren Geschäftsführer, Vertreter und Mitarbeiter gemäß Ziffer 14 dieser Vereinbarung einverstanden ist.

4.1Payment of the severance is subject to the provision that Dr. Näher agrees to the full and complete release of any and all companies of the Diebold Nixdorf Group, its managing directors, representatives and employees in accordance with Section 14 of this Agreement.

4.aDie Abfindung wird, wie in Ziffer 4.1 geregelt, unter Abzug gesetzlicher Abgaben zur Zahlung fällig und erfüllbar; mit Unterzeichnung dieser Vereinbarung ist der Anspruch auf die Abfindung entstanden und vererblich.
4.1The severance shall be due and payable according to Sec 4.1 after deduction of applicable duties; the claim to the severance shall have accrued and be inheritable upon signing of this Agreement.
4.aAuf die Abfindung werden etwaige Abfindungsansprüche angerechnet, zu deren Zahlung die Gesellschaft nach deutschem Recht verpflichtet ist.	4.1Any severance claims, which the Company is obligated to pay to Dr. Näher under German law, shall be offset against the severance, if any, under this Agreement.
5.Urlaub	▪.Vacation

BLN 674228849v3

5.1Bis zum Beendigungsdatum kann Herr Dr. Näher nach den bisher üblichen Gepflogenheiten und gemäß Ziffer 5 des Anstellungsvertrags Urlaub nehmen.	5.1 Until the Termination Date, Dr. Naeher will be entitled to take his regular vacation according to Sec 5 of the Employment Contract.
5.1Die Parteien sind sich darüber einig, dass Herrn Dr. Näher eine finanzielle Abgeltung von etwaig unverbrauchten Urlaubs-ansprüchen nicht zusteht.	5.2 The Parties agree that Dr. Näher shall not be entitled to compensation for any accrued vacation that he cannot take by the Termination Date.
6.Spesen	▪.Expenses
Eventuelle noch ausstehende dienstliche Reisen-/ Spesenabrechnungen sind bis zum Beendigungsdatum einzureichen und werden nach Maßgabe der Reisekostenrichtlinie der Gesellschaft abgerechnet.	Any outstanding travel/expense claims must be submitted by the Termination Date and shall be accounted according to the Company’s Travel Expenses Guideline.
7.Steuerberatungskosten / Outplacement	▪.Tax Advisory Expenses / Outplacement

BLN 674228849v3

Die Gesellschaft erstattet Herrn Dr. Näher für das Steuerjahr 2021 und 2022 Steuerberatungskosten gegen Beleg in Höhe von bis zu USD 10.000,00 brutto für jedes Steuerjahr.
Herr Dr. Näher hat einen Anspruch auf Gewährung einer Outplacement-Maßnahme durch ein Personalberatungsunternehmen seiner Wahl. Die Gesellschaft trägt die daraus entstehenden Kosten bis zu einem pauschalen Betrag in Höhe von EUR 30.000,00 zzgl. gesetzlicher Umsatzsteuer.
Soweit Herr Dr. Näher die Outplacement-Maßnahme nicht in Anspruch nimmt oder in einem Umfang in Anspruch nimmt, der hinter dem Betrag nach Absatz 1 (ohne Umsatzsteuer) zurückbleibt, wird die Abfindung nach Ziffer 4 dieser Vereinbarung um den freiwerdenden Differenzbetrag (ohne Umsatzsteuer) erhöht.

The Company shall reimburse Dr. Näher for tax advisory expenses for the tax years 2021 and 2022 against receipt of up to USD 10,000 gross for each year.
Dr. Näher has a claim to be granted an outplacement measure by a personnel consulting company of his choice. The Company will bear the resulting costs up to a lump sum of EUR 30,000.00 plus statutory value-added tax.
Insofar as Dr. Näher does not avail himself of the outplacement measure or avails himself of it to an extent that falls short of the amount pursuant to paragraph 1 (excluding value-added tax), the severance payment pursuant to Section 4 of this Agreement shall be increased by the difference amount released (excluding value-added tax).

8.Betriebliche Altersversorgung	▪.Company Pension Scheme
Ansprüche auf betriebliche Altersversorgung richten sich nach den bestehenden Regelungen und den gesetzlichen Bestimmungen. Für 2022 wird der von der Gesellschaft zu zahlende jährliche Betrag voll bezahlt. Die Parteien sind sich darüber einig, dass die betriebliche Altersversorgung unverfallbar ist.

    Any claims to a company pension shall be based on the applicable company regula-tions as well as the statutory regulations. Für 2022, the full annual contribution payable by the Company will be paid. The Parties agree that the company pension is vested.

9.Rückgabe von Gegenständen	▪.Return of Company Property

BLN 674228849v3

9.aHerr Dr. Näher hat sämtliche der Gesellschaft oder einem Verbundenen Unternehmen gehörenden Gegen-stände, die sich in seinem Besitz befinden, vollständig und in ordnungsgemäßem Zustand am letzten Arbeitstag vor dem Beendigungsdatum an die Gesellschaft zurückzugeben.

9.1Dr. Näher shall return all items that belong to the Company or one of its Affiliates and that he still holds in his possession, in proper condition on the last working day prior to the Termination Date.

9.aDie Rückgabepflicht erstreckt sich insbesondere auf alle ihm überlassenen Gegenstände, Geräte und alle Unterlagen, die im Zusammenhang mit der Tätigkeit als Geschäftsführer bei der Gesellschaft entstanden sind. Zu diesem Eigentum und Unterlagen zählen u.a. Schlüssel für Firmengebäude, Laptop, Mobiltelefon, Zugangsausweis, Geschäftspapiere, Hard- und Software, alle gespeicherten Daten und Informationen, die die Gesellschaft oder ein Verbundenes Unternehmen betreffen, Zeichnungen, Skizzen, Briefe, Besprechungsberichte, handschriftliche Notizen, Fotos, Literatur usw. sowie Kopien und Abschriften dieser Unterlagen, gleich auf welchem Datenträger.

9.1This obligation extends in particular to all objects, equipment and all documents provided to him in connection with his activity as managing director of the Company. Such property and documents include, but are not limited to, keys for company buildings, laptops, mobile telephones, access cards, business papers, hardware and software, all stored data and information relating to the Company or one of its Affiliates, drawings, sketches, letters, meeting reports, handwritten notes, photographs, literature, etc. as well as copies and transcripts of such documents, no matter on which data carrier.

9.aFerner ist Herr Dr. Näher verpflichtet, alle auf den von ihm privat genutzten Computern gespeicherten Daten und Programme, die ihm im Hinblick auf seine Tätigkeit überlassen bzw. wegen seiner Tätigkeit gespeichert wurden, der Gesellschaft auf Datenträger kopiert zur Verfügung zu stellen und anschließend auf den betreffenden Computern zu löschen. Herr Dr. Näher wird bestätigen, die entsprechenden Daten bzw. Programme gelöscht zu haben.

9.1Furthermore, Dr. Näher is obligated to make available to the Company all data and programs stored on the computers used by him privately, which were provided to him with regard to his activity or were stored because of his activity, copied onto data carriers and then to delete them from the computers. Dr. Näher will confirm that he has deleted the relevant data or programs.

BLN 674228849v3

9.aEin Zurückbehaltungsrecht hinsichtlich der in den vorhergehenden Absätzen genannten Gegenstände und Unterlagen ist ausgeschlossen.	9.1A right of retention regarding the property and documents listed in the above paragraphs shall be excluded.
10.Verschwiegenheitspflicht	▪.Confidentiality
    Herr Dr. Näher verpflichtet sich, auch nach Beendigung des Anstellungsvertrags, Stillschweigen über alle vertraulichen Angaben sowie Betriebs- und Geschäftsgeheimnisse der Gesellschaft und Verbundener Unternehmen zu bewahren. Dies gilt nicht für Informationen, die auf andere Weise als durch einen Verstoß gegen diese Verschwiegenheitspflicht öffentlich bekannt werden. Die Verschwiegenheitspflicht aus Ziffer 3 des Anstellungsvertrags bleibt unberührt. Die Parteien werden auch den Inhalt dieser Vereinbarung und die sie begleitenden Umstände vertraulich behandeln, soweit nicht zwingendes Recht eine Offenlegung erfordert oder die Offenlegung zur Durchsetzung von Rechten erforderlich ist.

    Dr. Näher undertakes, also following the termination of the Service Agreement, to observe confidentiality with regard to all confidential information and trade and operational secrets of the Company and its Affiliates. This shall not apply to information that becomes publicly known other than through a violation of this confidentiality obligation. The confidentiality obligation as agreed in Section 3 of the Service Agreement remains unaffected. The Parties shall also treat the content of this Agreement and the circumstances accompanying it as confidential, unless mandatory law requires disclosure or disclosure is necessary to enforce rights.

11.Kommunikation, Zeugnis	▪.Communication; Reference letter
11.aÜber das Ausscheiden von Herrn Dr. Näher aus den Diensten der Gesellschaft wird im Anschluss an die Niederlegung eine Mitarbeiter-Mitteilung sowie Pressemitteilung nach dem in Anlage 1 beigefügten Muster veröffentlicht.
11.1Following Dr. Näher’s resignation, an employee notification and press release will be published in accordance with the template attached as Annex 1.

BLN 674228849v3

11.aHerr Dr. Näher erhält ein qualifiziertes Zeugnis, welches der Gesamtnote „sehr gut" entspricht, eine entsprechende Dankes-, Bedauerns- und Gute-Wünsche-Formel enthält, und das sich auf Führung und Leistung erstreckt und im rechtlich zulässigen Rahmen seine Formulierungswünsche berücksichtigt. Herr Dr. Näher ist berechtigt, einen Zeugnisentwurf vorzulegen, von dessen Inhalt die Gesellschaft nur aus wichtigem Grund abweichen darf.

11.1The Company shall provide Dr. Näher with a benevolent, qualified reference letter with the mark “very good” with a corresponding formula of thanks, regret and best wishes, and which covers conduct and performance and, as far as legally possible, Dr. Näher's proposals for the wording of the letter will be taken into account. Dr. Näher shall be entitled to provide the Company with a draft reference letter from which the Company may only deviate for important reasons.

12.Versicherungen	▪.Insurances
12.aDie Gesellschaft wird die D&O-Versicherung für Herrn Dr. Näher gemäß Ziffer 7.6 des Anstellungsvertrags für einen Zeitraum von mindestens 10 Jahren nach dem Beendigungsdatum weiterführen.	12.1The Company shall continue to maintain the D&O insurance for Dr. Näher in line with Section 7.6 of the Service Agreement for a period of at least 10 years after the Termination Date.
12.aFerner wird die Gesellschaft folgende Versicherungen gemäß Ziffer 7.5 des Anstellungsvertrags zugunsten von Herrn Dr. Näher bis zum Beendigungsdatum weiterführen:
•Dienstreise-Unfallversicherung
•Auslands-Reisekrankenversicherung
•Reisegepäck-Versicherung
•Verkehrsrechtsschutz-Versicherung für Dienstreisen
•Privathaftpflicht-Versicherung
•Unfallversicherung
•Fluggastversicherung

12.1Furthermore, the Company shall continue to maintain the following insurances in favour of Dr. Näher in line with Section 7.5 of the Service Agreement until the Termination Date:
•Business travel accident insurance
•Foreign travel health insurance
•Baggage insurance
•Motor legal protection insurance for business travel
•Private liability insurance
•Accident insurance
•Air passenger insurance

13.Nachvertragliches Wettbewerbsverbot; Abwerbeverbot	i.Post-Contractual Non-Compete; Non-Solicitation
13.aDie Parteien sind sich darüber einig, dass das nachvertragliche Wettbewerbsverbot gemäß Ziffer 14 des Anstellungsvertrags nicht aufrechterhalten bleibt.	13.1The Parties agree that the post-contractual non-compete covenant pursuant to Section 14 of the Service Agreement shall be not be upheld
13.a Die Parteien sind sich darüber einig, dass kein Anspruch auf eine Karenzentschädigung besteht.	13.1The Parties agree that no claim to a compensation payment for the post-contractual non-compete exists.

BLN 674228849v3

13.aDas Abwerbeverbot gemäß Ziffer 15 des Anstellungsvertrags bleibt aufrechterhalten.	13.1The non-solicitation obligation pursuant to Section 15 of the Service Agreement shall continue to apply.
14.Erledigungsklausel	▪.Settlement Clause
Die Parteien sind sich einig, dass mit Unterzeichnung dieser Vereinbarung sämtliche gegenseitige Ansprüche aus dem Anstellungsverhältnis und seiner Beendigung, gleich aus welchem Rechtsgrund, seien sie bekannt oder unbekannt, erledigt sind, mit Ausnahme der in dieser Vereinbarung geregelten Ansprüche. Dasselbe gilt für Ansprüche im Zusammenhang mit dem Anstellungsverhältnis und seiner Beendigung. Diese Erledigung gilt auch für Ansprüche von und gegen mit der Gesellschaft verbundene(n) Unternehmen, Von S. 1 dieser Ziffer ausgenommen sind Ansprüche gemäß § 43 Abs. 3 GmbHG, Ansprüche, auf die nur mit Zustimmung Dritter verzichtet werden kann sowie andere unverzichtbare Ansprüche.
Diese Erledigung hat keinen Einfluss auf etwaige Ansprüche der Gesellschaft, die sich aus der Tätigkeit von Herrn Dr. Näher als Geschäftsführer der Gesellschaft ergeben, die erst nach Erteilung der Entlastung nach den anwendbaren gesetzlichen und gesellschaftsrechtlichen Regelungen sowie regulatorischen Vorschriften erledigt werden können.

The Parties agree that with the signing of this Agreement, all reciprocal claims arising from the Service Agreement and its termination, regardless of their legal grounds, be they known or unknown, are deemed settled, with the exception of the claims set forth herein. The same shall apply to claims in connection with the service relationship and its termination. The settlement shall also apply to claims of and against any affiliated companies for the Company. Claims in accordance with Section 43 paragraph 3 Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG), claims which can only be waived with the consent of third parties and other indispensable claims are excluded from Sentence 1 of this Section.
The above settlement shall not affect those claims of the Company, if any, arising from Dr. Näher’s activity as managing director which can only be settled once approval of actions under the applicable legal and company rules as well as regulatory requirements has been granted.

15.Schlussbestimmungen	▪.Miscellaneous

BLN 674228849v3

15.a    Sollten einzelne Bestimmungen dieser Vereinbarung unwirksam sein oder werden, so sind sich die Parteien darüber einig, dass die Vereinbarung im Übrigen wirksam bleibt. Die Parteien verpflichten sich, die unwirksame Bestimmung durch eine wirksame zu ersetzen, die dem Sinn und Zweck der Vereinbarung in tatsächlicher, rechtlicher und wirtschaftlicher Hinsicht am nächsten kommt. Ebenso ist zu verfahren, wenn diese Vereinbarung eine Lücke aufweist.

15.1In case that some stipulations of this Agreement are invalid or become invalid, the Parties hereby agree that the Agreement as such shall remain effective. The Parties hereby undertake to replace the invalid provision by another provision which comes closest to the intended factual, legal and economic effect of the invalidated provision. The same shall apply in case of any regulative gap in this Agreement.

15.aÄnderungen und Ergänzungen dieser Vereinbarung bedürfen der Schriftform. Dies gilt insbesondere auch für Änderungen und Ergänzungen dieser Schriftformklausel. Der Vorrang der Individualabrede (§ 305b BGB) bleibt jedoch unberührt.

15.1Any modifications and amendments of this Agreement must be made in writing. This applies especially to modifications and amendments of this clause. However, any subsequent individual agreements on this shall prevail (Section 305b German Civil Code).

15.a Diese Vereinbarung ist in deutscher und englischer Sprache ausgefertigt. Im Falle eines Widerspruchs zwischen der deutschen und der englischen Fassung hat die deutsche Fassung Vorrang.	15.1This Agreement is issued in German and English language. In case of contradictions between the German and the English version, the German version shall prevail.
_____________________________ Ort/Place, Datum/Date	_____________________________ Ort/Place, Datum/Date

_____________________________
Diebold Nixdorf Holding Germany GmbH, vertreten durch die alleinige Gesellschafterin Diebold Nixdorf Incorporated, diese wiederum vertreten durch Jonathan Leiken / represented by its sole shareholder Diebold Nixdorf Incorporated, which in turn is represented by Jonathan Leiken
_____________________________ Dr. Ulrich Näher

Anlage/Annex
Anlage 1/ Annex 1: Kommunikation/Communication

BLN 674228849v3